Exhibit 99.A

Aggregate Number and Percentage of the Class of Securities Identified

				Shared	Sole power	Shared
			Sole power	power to	to dispose	power to
Reporting Person	Amount		to vote or	vote or to	or to direct	dispose or to
	beneficially	Percent	to direct	direct the	the	direct the
	owned	of class	the vote	vote	disposition	disposition
HighCape Capital, L.P.	48,931	0.1%	0	48,931	0	48,931
HighCape Partners, L.P.	53,818	0.1%	0	53,818	0	53,818
HighCape Partners QP, L.P.	4,001,428	11.0%	0	4,001,428	0	4,001,428
HighCape Partners GP, LLC	4,813,673	13.2%	0	4,813,673	0	4,813,673
HighCape Partners GP, L.P.	4,813,673	13.2%	0	4,813,673	0	4,813,673
HighCape Co-Investment Vehicle I, LLC	499,145	1.4%	0	499,145	0	499,145
HighCape Co-Investment Vehicle II, LLC	259,282	0.7%	0	259,282	0	259,282
HighCape Capital, LLC	48,931	0.1%	0	48,931	0	48,931
HighCape Partners II, L.P.	95,197	0.3%	0	95,197	0	95,197
HighCape Partners QP II, L.P.	4,562,431	12.5%	0	4,562,431	0	4,562,431
HighCape Partners GP II, L.P.	4,657,628	12.8%	0	4,657,628	0	4,657,628
HighCape Partners GP II, LLC	4,657,628	12.8%	0	4,657,628	0	4,657,628
W. Matthew Zuga	9,520,232	26.1%	0	9,520,232	0	9,520,232
Kevin Rakin	9,611,039	26.4%	90,807	9,520,232	90,807	9,520,232